REGAL-BELOIT	NEWS RELEASE
CORPORATION
"At the Heart of What Drives Your World."

FOR RELEASE ON OR AFTER:     March 29, 2004
FOR ADDITIONAL INFORMATION CONTACT:    Kenneth F. Kaplan
Vice President, Chief Financial Officer and Secretary
608-364-8800

REGAL-BELOIT CORPORATION ANNOUNCES PROPOSED PRIVATE
PLACEMENT OF CONVERTIBLE SENIOR SUBORDINATED NOTES

March 29, 2004 (Beloit, WI): REGAL-BELOIT Corporation (AMEX:RBC) announced today that it intends, subject to market and other customary conditions, to privately place $100 million aggregate principal amount of convertible senior subordinated notes due 2024. The notes will be subordinate to existing and future indebtedness of the Company and will be convertible, if certain conditions are met, into shares of REGAL-BELOIT common stock. The Company also plans to grant to the initial purchasers of the notes an option to purchase up to an additional $15 million aggregate principal amount of notes. The placement of the notes is expected to close on or about March 30, 2004.

The Company intends to use the net proceeds primarily to repay debt under its credit facility and to purchase up to $15 million worth of shares of REGAL-BELOIT common stock concurrently with the private placement.

The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements. A description of those risks and uncertainties can be found in the company’s filings with the Securities and Exchange Commission. In particular, there can be no assurance that the notes offering or the proposed share repurchase will be completed. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

REGAL-BELOIT Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin and has manufacturing, sales, and service facilities throughout the United States, Canada, and in Europe and Asia.

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Corporate Offices
200 State Street • Beloit, WI 53511-6254
608-364-8800 • Fax: 608-364-8818
Website: www.regal-beloit.com